The annual meeting of shareholders of the fund was held on July
14, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:

					Votes for		Votes withheld

Jameson A. Baxter			56,753,698		3,864,893
Charles B. Curtis			56,720,445		3,898,146
Myra R. Drucker				56,697,021		3,921,570
Charles E. Haldeman, Jr.		56,761,033		3,857,558
John A. Hill				56,785,737		3,832,854
Paul L. Joskow				56,761,968		3,856,623
Elizabeth T. Kennan			56,694,969		3,923,622
John H. Mullin, III			56,741,680		3,876,911
Robert E. Patterson			56,816,291		3,802,300
George Putnam, III			56,695,057		3,923,534
W. Thomas Stephens			56,722,167		3,896,424
Richard B. Worley			56,731,787		3,886,804



A proposal to amend the funds fundamental investment restriction with respect to borrowing and senior securities to permit the fund to engage in investment leverage was approved as follows:

		Votes for		Votes against		Abstentions

		44,565,983		6,279,632			9,772,976

A proposal to approve the Amended and Restated Management
Contract between the fund and Putnam Investment Management, LLC, which provides for payment of management fees with respect to fund assets attributable to investment leverage, was approved as follows:

		Votes for		Votes against		Abstentions

		44,760,193		5,927,573			9,930,825


All tabulations are rounded to the nearest whole number.